UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2021

MainStreet Bancshares, Inc.

(Exact name of Registrant as Specified in Its Charter)

Virginia	001-38817	81-2871064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10089 Fairfax Boulevard, Fairfax, VA		22030
(Address of Principal Executive Offices)		(Zip Code)

(703) 481-4567

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MNSB	The Nasdaq Stock Market LLC
Depositary Shares (each representing a 1/40th interest in a share of 7.50% Series A Fixed-Rate Non-cumulative Perpetual Preferred Stock)	MNSBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

The information contained in Item 2.03 of this Current Report on Form 8-K with respect to the Purchase Agreement is incorporated by reference into this Item 1.01.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 6, 2021, MainStreet Bancshares, Inc. (the Company”) entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with the purchasers signatory thereto providing for a private placement of $30.0 million in aggregate principal amount of 3.75% Fixed-to-Floating Rate Subordinated Notes Due 2031 (the “Notes”).  The Notes were issued by the Company to the purchasers at a price equal to 100% of their face amount.

The Notes have been sold to accredited investors and qualified institutional buyers pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) under the Securities Act and Rule 506(b) of Regulation D. The Notes have not been and will not be registered under the Securities Act and may not be resold absent registration or an applicable exemption from registration under the Securities Act. The Notes are subordinate and junior in right of payment to the claims of all general creditors of the Company and are intended to qualify as Tier 2 Capital under applicable rules and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

Interest on the Notes will accrue from April 6, 2021, and the Company will pay interest semi-annually on April 15 and October 15 of each year, beginning October 15, 2021, until the Notes mature. Except as provided below, the Notes will bear interest at a fixed rate of 3.75% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, from and including April 6, 2021 to, but excluding, April 15, 2026.  From and including April 15, 2026, but excluding the maturity date or early redemption date, the interest rate will reset quarterly at a variable rate equal to the then current three-month term SOFR plus 302 basis points.  The Notes may not be redeemable by the Company, in whole or in part, prior to April 15, 2026. From and after April 15, 2026, The Company may redeem the Notes, in whole or in part, at an amount equal to 100% of the outstanding principal amount being redeemed (plus accrued but unpaid interest) to but excluding the redemption date. Any such redemption shall be subject to receipt of any and all required federal and state regulatory approvals or non-objections, including, but not limited to, the consent of the Federal Reserve. The Notes may also be redeemed by the Company at any time after the occurrence of an event that would preclude the Notes from being included in the Tier 2 Capital of the Company.

The Purchase Agreement contains customary representations and warranties, events of default, and affirmative and negative covenants, including the requirement that, subject to certain limitations, the Company may restructure any portion of the Notes that ceases to be deemed Tier 2 Capital. Payment of the Notes may only be accelerated upon the occurrence of certain events of default, defined in the Agreement, and then only if holders of more than 50% of the principal amount of the Notes outstanding at that time elect to accelerate payments. Any acceleration is subject to prior approval of the Federal Reserve, to the extent such approval is required.

The Company intends to use the net proceeds from the issuance of the Notes for general corporate purposes, including potential retirement of existing subordinated debt and capital to support the organic growth of its bank subsidiary, MainStreet Bank.

Performance Trust Capital Partners, LLC served as sole placement agent for the offering.

The preceding description of the material terms of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. In the event of any discrepancy between the preceding description and the text of the Purchase Agreement, the text of the Purchase Agreement shall control.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of 3.75% Fixed-to-Floating Rate Subordinated Notes Due 2031.
10.1	Form of Subordinated Note Purchase Agreement, dated April 6, 2021, between MainStreet Bancshares, Inc. and certain accredited investors and qualified institutional buyers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANCSHARES, INC

Date: April 7, 2021	By:	/s/ Thomas J. Chmelik
Name: Thomas J. Chmelik
Title: Chief Financial Officer

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